EMC Mortgage Corporation (Purchaser)
Mac Arthur Ridge Drive, Suite 200
Irving, TX 75038
Attention: Ms. Linda Hicks

and

Bear Stearns Asset Backed Securities I LLC (Depositor)
383 Madison Avenue
New York, NY 10179

and

LaSalle Bank National Association (Master Servicer and Securities Administrator)
135 S. LaSalle St., Suite 1625
Chicago, IL 60603
Attention: Global Securities and Trust Services Group

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, NY 10179
Attention: Michelle Sterling

Re:	Statement of Compliance with the Purchase, Warranties and Servicing Agreement as of January 1, 2004, as amended by the Amended and Restated Amendment Number One to the Purchase, Warranties and Servicing Agreement as of January 27, 2006, (collectively, the "Agreement").

We have conducted a review relating to the performance of HomeBanc Mortgage Corporation (the "Company") under the terms of the Agreement related to the servicing of the Mortgage Loans by the Company during 2006. To the best of my knowledge, based on such review, which was conducted under my supervision, the Company has fulfilled its obligations under the Agreement in all material respects throughout 2006 except as noted below:

A.	Bank reconciliations were completed within 45 days of the bank statement cutoff date, the Freddie Mac standard, and not within 30 days as required by Item 1122(d)(2)(vii) (see Appendix A).

B.	Collection activities related to delinquent mortgage loans were not fully documented in the servicing system of record (see Appendix A).

Date:	1 March 2007
By:	/s/ Debra F. Watkins
Name:	Debra F. Watkins
Title:	Execute Vice President and Chief
Capital Markets Officer

Appendix A

Bank Reconciliations:

Bank reconciliations were completed within 45 days of bank statement cutoff date, consistent with Freddie Mac servicing standards. Bank reconciliation procedures have been modified; and reconciliations related to the Platform are now completed within 30 days of the bank statement cutoff date.

Collection Activities:

Collection activities related to delinquent mortgage loan were consistent with industry standards; however, such activities were not fully documented in the servicing system of record. These issues are primarily related to lack of notations to the servicing system of record for certain collection activities such as late payment notices and collection calls. Technology and process enhancements are expected to be implemented in the second quarter of 2007 that will correct these documentation deficiencies.